Exhibit 99.1

Aptar Reports First Quarter 2026 Results

Crystal Lake, Illinois, April 30, 2026 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery and consumer product dispensing, dosing and protection technologies, today reported the following first quarter results for the period ended March 31, 2026, as compared to the corresponding period of the last fiscal year.
First Quarter 2026 Highlights
(Compared to the prior year quarter; see Non-GAAP section for full definitions; see reconciliation for Non-GAAP measures)
•Reported sales increased 11% and core sales were flat
•Reported net income decreased 8% to $73 million and reported earnings per share decreased 4% to $1.12
•Adjusted earnings per share were $1.19, a decrease of 8%, compared to the prior year at constant currency
•Adjusted EBITDA margin was 19.2% compared to 20.7% in the prior year
•Returned $131 million to shareholders through share repurchases and dividends
•Gael Touya named Aptar’s next CEO effective September 1, 2026
“Across the broader Pharma portfolio, we continue to see growing demand in key areas including GLP‑1 therapies, biologics, systemic nasal drug delivery, nasal decongestants, ophthalmic dispensing, and active material solutions. As anticipated, first quarter results were impacted by emergency medicine destocking, with comparisons further challenged by the exceptionally strong prior-year quarter for the prescription division. The injectables division delivered another quarter of strong, double-digit growth. Consumer dispensing also contributed positively, with volume growth across Beauty and Closures, supported by robust demand in prestige fragrance and beverage applications,” said Stephan B. Tanda, Aptar President and CEO.
First Quarter Results
For the quarter ended March 31, 2026, reported sales increased 11% to $982.9 million compared to $887.3 million in the prior year period. Core sales were flat compared to the prior year period.

First Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty	Closures	Total AptarGroup
Reported Sales Growth	7%	19%	5%	11%
Currency Effects (1)	(7)%	(9)%	(5)%	(8)%
Acquisitions	(1)%	(7)%	0%	(3)%
Core Sales Growth	(1)%	3%	0%	0%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Pharma’s reported sales increased 7% when compared to the prior year period, with a currency contribution of 7%. Excluding acquisitions, core sales declined 1% in the quarter when compared to the prior year period. In the prescription division, sales for dispensing systems declined 10% primarily due to reduced sales in the emergency medicine category, as anticipated, while the pipeline for systemic nasal drug delivery continued to build. Consumer healthcare sales increased 4% on strong nasal decongestant and eye care solutions. Sales in the injectables division increased 20%, mainly driven by growth in demand for elastomeric components used for GLP-1, biologics and antithrombotics. Active material science solutions declined 1% due primarily to lower sales for diabetes test strips and probiotics. Adjusted EBITDA margin was 33.3%, a decrease of 150 basis points, reflecting a less favorable product mix, while royalties continued to positively impact margins.
Beauty’s reported sales increased 19% when compared to the prior year period, driven by a 9% benefit from currency changes and a 7% contribution from acquisitions, with core sales growth of 3%. There was increased demand for fragrance dispensing, as well as hair care and body care applications. Adjusted EBITDA margin was 11.1%, a decline of 100 basis points, due to less favorable product mix, primarily in North America and isolated operational disruptions at a supplier as reported last quarter.
Closures’ reported sales rose 5% from the prior year quarter and core sales were flat, with a 5% currency benefit. While product volumes were up, core sales results were negatively impacted by the pass through of lower resin pricing. Adjusted EBITDA margin was 13.1%, a decline of 270 basis points, primarily due to the previously reported maintenance issues, temporary plant closures as a result of extreme weather in North America and certain investment write offs.
Reported first quarter earnings per share were $1.12 compared to $1.17 reported a year ago. Adjusted earnings per share were $1.19, compared to the prior year period’s adjusted earnings per share of $1.30, including comparable exchange rates. The first quarter reported effective tax rate was 22.4% and the adjusted effective tax rate was 22.6%, compared to the prior year period’s reported and adjusted effective tax rates of 25.8%.
Outlook
Regarding Aptar’s outlook, Tanda stated, “Looking ahead to Q2, excluding destocking in emergency medicine within Pharma, we anticipate a solid quarter with growth across each segment. Outside of the emergency medicine end market, our prescription division is expected to return to healthy growth, and we anticipate growth across a number of pharma end markets mainly due to strength in our injectables and consumer healthcare divisions. We also anticipate a strong quarter for Closures and continued growth in Beauty, particularly in fragrance. Heading into the quarter, we remain mindful of potential supply‑chain uncertainties as we continue to operate in a dynamic environment.”
Aptar currently expects adjusted earnings per share for the second quarter of 2026 to be in the range of $1.32 to $1.40. This guidance assumes an effective tax rate range of 22.5% to 24.5%. The earnings per share guidance range is assuming a 1.18 Euro to USD exchange rate.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.48 per share. The payment date is May 27, 2026, to stockholders of record as of May 6, 2026. During the first quarter, Aptar repurchased 707 thousand shares for $100 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, May 1, 2026 at 8:00 a.m. Central Time to discuss the company’s first quarter results for 2026. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar
Aptar is a global leader in drug delivery and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 14,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, and other special items. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Adjusted EBITDA is defined as earnings before net interest, taxes, depreciation, amortization, restructuring initiatives, acquisition-related costs, net unrealized investment gains and losses related to observable market price changes on equity securities and other special items. For the quarter ended March 31, 2026, “Other special items” include costs incurred related to non-ordinary-course litigation, specifically: lawsuits between Aptar and ARS Pharmaceuticals, Inc., involving Aptar’s claims of trade-secret misappropriation and contractual breaches and ARS’s lawsuit against Aptar under U.S. antitrust laws; and patent infringement actions filed by Nemera La Verpillière SAS in Germany and France relating to certain of Aptar’s ophthalmic products. These costs are excluded because they do not reflect our core operating performance. Please refer to “Legal Proceedings” within Note 13 - Commitments and Contingencies within Aptar’s Form 10-K for the year ended December 31, 2025 and subsequent SEC filings for more information. Adjusted EBITDA margin is adjusted EBITDA divided by reported net sales. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring, acquisition costs and other special items.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; competition, including technological advances; significant tariffs and other restrictions on foreign imports imposed by the U.S. and related countermeasures taken by impacted foreign countries; our ability to successfully implement facility expansions and new facility projects; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs; significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; loss of royalty revenue due to contract expirations; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; our ability to retain key members of management and manage labor costs; work stoppages due to labor disputes; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended March 31,
	2026	2025

Net Sales	$982,868	$887,305
Cost of Sales (exclusive of depreciation and amortization shown below)	630,959	550,891
Selling, Research & Development and Administrative	167,602	155,277
Depreciation and Amortization	75,725	65,647
Restructuring Initiatives	1,086	2,042
Operating Income	107,496	113,448
Other Income (Expense):
Interest Expense	(16,942)	(11,351)
Interest Income	3,642	2,814
Net Investment Loss	(1,086)	(1,096)
Equity in Results of Affiliates	714	2,086
Miscellaneous (Expense) Income, net	(53)	114
Income before Income Taxes	93,771	106,015
Provision for Income Taxes	21,004	27,352
Net Income	$72,767	$78,663
Net (Income) Loss Attributable to Noncontrolling Interests	(4)	135
Net Income Attributable to Redeemable Noncontrolling Interests	(89)	—
Net Income Attributable to AptarGroup, Inc.	$72,674	$78,798
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.13	$1.19
Diluted	$1.12	$1.17

Average Numbers of Shares Outstanding:
Basic	64,050	66,271
Diluted	64,834	67,491

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
ASSETS

Cash and Equivalents	$222,529	$402,424
Short-term Investments	6,948	7,109
Accounts and Notes Receivable, Net	833,268	803,830
Inventories	551,482	537,845
Prepaid and Other	154,045	142,354
Total Current Assets	1,768,272	1,893,562
Property, Plant and Equipment, Net	1,660,929	1,676,479
Goodwill	1,072,560	1,077,898
Other Assets	596,022	604,780
Total Assets	$5,097,783	$5,252,719

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$222,166	$343,531
Accounts Payable, Accrued and Other Liabilities	840,867	822,913
Total Current Liabilities	1,063,033	1,166,444
Long-Term Obligations	1,143,370	1,139,433
Deferred Liabilities and Other	217,129	234,617
Total Liabilities	2,423,532	2,540,494

Redeemable Noncontrolling Interests	26,694	26,244
Total Mezzanine Equity	26,694	26,244

AptarGroup, Inc. Stockholders' Equity	2,629,495	2,668,096
Noncontrolling Interests in Subsidiaries	18,062	17,885
Total Stockholders' Equity	2,647,557	2,685,981

Total Liabilities, Mezzanine Equity and Stockholders' Equity	$5,097,783	$5,252,719

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Statement of Cash Flows

Three Months Ended March 31,	2026	2025

Cash Flows from Operating Activities:
Net income	$72,767	$78,663
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	64,310	54,903
Amortization	11,415	10,744
Stock-based compensation	16,764	19,193
Provision for CECL	644	35
Loss (gain) on disposition of fixed assets	81	(271)
Net loss on remeasurement of equity securities	1,086	1,096
Deferred income taxes	(4,567)	(1,860)
Defined benefit plan expense	3,443	3,277
Equity in results of affiliates	(714)	(2,086)
Impairment loss	901	—
Changes in balance sheet items, excluding effects from foreign currency adjustments:
Accounts and other receivables	(33,030)	(69,247)
Inventories	(16,943)	(6,043)
Prepaid and other current assets	(12,393)	(12,617)
Accounts payable, accrued and other liabilities	36,422	33,324
Income taxes payable	103	(7,195)
Retirement and deferred compensation plan	(15,271)	(11,751)
Other changes, net	(6,324)	(7,423)
Net Cash Provided by Operations	118,694	82,742
Cash Flows from Investing Activities:
Capital expenditures	(65,396)	(56,862)
Proceeds from sale of property, plant and equipment	1,327	79
Purchases of short-term investments, net	(103)	(88)
Acquisition of intangible assets, net	(592)	(2,475)
Notes receivable, net	(335)	2,714
Net Cash Used by Investing Activities	(65,099)	(56,632)
Cash Flows from Financing Activities:
Proceeds from notes payable and overdrafts	2,930	79
Repayments of notes payable and overdrafts	(2,895)	—
Proceeds and (repayments) of short term revolving credit facility, net	7,000	(23,880)
Proceeds from long-term obligations	5,037	124
Repayments of long-term obligations	(127,927)	(4,552)
Payment of contingent consideration obligation	(2,197)	—
Dividends paid	(30,920)	(29,923)
Proceeds from stock option exercises	18,516	3,375
Purchase of treasury stock	(99,973)	(80,000)
Redeemable noncontrolling interest	89	—
Net Cash Used by Financing Activities	(230,340)	(134,777)
Effect of Exchange Rate Changes on Cash	(3,150)	10,662
Net Decrease in Cash and Equivalents and Restricted Cash	(179,895)	(98,005)
Cash and Equivalents and Restricted Cash at Beginning of Period	404,849	223,844
Cash and Equivalents and Restricted Cash at End of Period	$224,954	$125,839

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended March 31, 2026
	Consolidated	Pharma	Beauty	Closures	Corporate & Other	Net Interest
Net Sales	$982,868	$438,560	$363,635	$180,673	$—	$—

Reported net income	$72,767
Reported income taxes	21,004
Reported income before income taxes	93,771	106,658	14,458	9,184	(23,229)	(13,300)
Adjustments:
Restructuring initiatives	1,086	5	1,301	249	(469)
Net investment loss	1,086	—	—	—	1,086
Transaction costs related to acquisitions	45	45	—	—	—
Purchase accounting adjustments related to acquisitions and investments	145	145	—	—	—
Other special items	3,727	3,727	—	—	—
Adjusted earnings before income taxes	99,860	110,580	15,759	9,433	(22,612)	(13,300)
Interest expense	16,942					16,942
Interest income	(3,642)					(3,642)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	113,160	110,580	15,759	9,433	(22,612)	—
Depreciation and amortization	75,725	35,643	24,723	14,224	1,135
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$188,885	$146,223	$40,482	$23,657	$(21,477)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.2%	33.3%	11.1%	13.1%

	Three Months Ended March 31, 2025
	Consolidated	Pharma	Beauty	Closures	Corporate & Other	Net Interest
Net Sales	$887,305	$409,467	$305,707	$172,131	$—	$—

Reported net income	$78,663
Reported income taxes	27,352
Reported income before income taxes	106,015	111,112	16,681	12,333	(25,574)	(8,537)
Adjustments:
Restructuring initiatives	2,042	190	395	1,352	105
Net investment loss	1,096	—	—	—	1,096
Adjusted earnings before income taxes	109,153	111,302	17,076	13,685	(24,373)	(8,537)
Interest expense	11,351					11,351
Interest income	(2,814)					(2,814)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	117,690	111,302	17,076	13,685	(24,373)	—
Depreciation and amortization	65,647	31,148	20,062	13,575	862	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$183,337	$142,450	$37,138	$27,260	$(23,511)	$—

Reported net income margins (Reported net income / Reported Net Sales)	8.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.7%	34.8%	12.1%	15.8%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2026	2025

Income before Income Taxes	$93,771	$106,015

Adjustments:
Restructuring initiatives	1,086	2,042
Net investment loss	1,086	1,096
Transaction costs related to acquisitions	45	—
Purchase accounting adjustments related to acquisitions and investments	145	—
Other special items	3,727	—
Foreign currency effects (1)		8,992
Adjusted Earnings before Income Taxes	$99,860	$118,145

Provision for Income Taxes	$21,004	$27,352

Adjustments:
Restructuring initiatives	279	506
Net investment loss	266	269
Transaction costs related to acquisitions	11	—
Purchase accounting adjustments related to acquisitions and investments	49	—
Other special items	953	—
Foreign currency effects (1)		2,320
Adjusted Provision for Income Taxes	$22,562	$30,447

Net (Income) Loss Attributable to Noncontrolling Interests	$(4)	$135
Net Income Attributable to Redeemable Noncontrolling Interests	$(89)	$—

Net Income Attributable to AptarGroup, Inc.	$72,674	$78,798

Adjustments:
Restructuring initiatives	807	1,536
Net investment loss	820	827
Transaction costs related to acquisitions	34	—
Purchase accounting adjustments related to acquisitions and investments	96	—
Other special items	2,774	—
Foreign currency effects (1)		6,672
Adjusted Net Income Attributable to AptarGroup, Inc.	$77,205	$87,833

Average Number of Diluted Shares Outstanding	64,834	67,491

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.12	$1.17

Adjustments:
Restructuring initiatives	0.01	0.02
Net investment loss	0.01	0.01
Transaction costs related to acquisitions	—	—
Purchase accounting adjustments related to acquisitions and investments	—	—
Other special items	0.05	—
Foreign currency effects (1)		0.10
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.19	$1.30
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2026	2025

Net Cash Provided by Operations	$118,694	$82,742
Capital Expenditures	(65,396)	(56,862)
Free Cash Flow	$53,298	$25,880

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending June 30,
	Expected 2026	2025

Income before Income Taxes		$139,714

Adjustments:
Restructuring initiatives		1,579
Net investment gain		(2,102)
Transaction costs related to acquisitions		344
Foreign currency effects (1)		919
Adjusted Earnings before Income Taxes		$140,454

Provision for Income Taxes		$27,982

Adjustments:
Restructuring initiatives		421
Net investment gain		(515)
Transaction costs related to acquisitions		86
Foreign currency effects (1)		184
Adjusted Provision for Income Taxes		$28,158

Net Income Attributable to Noncontrolling Interests		$(12)

Net Income Attributable to AptarGroup, Inc.		$111,720

Adjustments:
Restructuring initiatives		1,158
Net investment gain		(1,587)
Transaction costs related to acquisitions		258
Foreign currency effects (1)		735
Adjusted Net Income Attributable to AptarGroup, Inc.		$112,284

Average Number of Diluted Shares Outstanding		67,048

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.67

Adjustments:
Restructuring initiatives		0.02
Net investment gain		(0.03)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.01
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.32 - $1.40	$1.67
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current spot rates for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected adjusted earnings per share range for the second quarter of 2026, see non-GAAP section for full definition, is based on an effective tax rate range of 22.5% to 24.5%. This tax rate range compares to our second quarter of 2025 effective tax rate of 20.0% on both reported and adjusted earnings per share.